Exhibit 10.6
Execution Version
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this "Agreement") is dated this 1" day of September, 2022 (the "Effective Date) by and between Burke & Herbert Bank & Trust Company, a Virginia community bank (the "Bank"), and Roy E. Halyama ("Executive). This Agreement collectively refers to the Bank and the Executive as the "Parties," and separately may refer to any one of the Parties as a "Party."
WHEREAS, Executive is presently the Executive Vice President and Chief Financial Officer of the Bank and is a party to an Employment Agreement with the Bank, dated as of March 10, 2021 (the "Prior Agreement");
WHEREAS, the Parties desire to enter into this Agreement in order to induce Executive to continue employment with, and to provide further incentive for Executive to achieve the financial and performance objectives of, the Bank;
WHEREAS, the Bank's Board of Directors has authorized the Bank to enter into this
Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, upon the other terms and conditions hereinafter provided, and for the good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions
In addition to terms defined elsewhere in this Agreement, when used anywhere in this Agreement the following terms shall have the meaning set forth below.
(a)    "Board" shall mean the Board of Directors of the Bank.
(b)    "Change in Control" shall mean (i) a change in the ownership of the Bank, (ii) a change in the effective control of the Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Bank, in each instance as described below:
(i)    A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A- 3(i)(5)(v)(B)), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.
(ii)    A change in the effective control of the Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3()(5)(v)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30% or more of the total voting power of the stock of the Bank, excluding, solely for purposes of this Section l(b)(ii), any such person or persons acting as a group who owns 30% or more of the total voting power of the stock of the Bank as of the Effective Date of this Agreement) or (B) a majority of the members of the Bank's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank's Board prior to the date of the appointment or election, provided that this sub-section "(ii)" is inapplicable where a majority shareholder of the Bank is another corporation.
(iii)    A change in the ownership of a substantial portion of the Bank's assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3()(5)(vii)(C)) acquires (or has acquired during the 12• month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (A) all of the assets of the Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.
For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury regulation section 1.409A-3(g)(5).
For the avoidance of doubt, the Bank becoming a wholly owned subsidiary of a future to be formed affiliated holding company shall not be considered a Change in Control for purposes of this Agreement.
(c)    "Code" shall mean the Internal Revenue Code of 1986, as amended, and as interpreted through applicable rulings and regulations, in each case from time to time.
(d)    "Disability" shall mean Executive's absence from performance of duties during the Employment Period for 180 days in any twelve-month period (exclusive of any FMLA leave taken by Executive) due to Executive's physical or mental illness. Evidence of such physical or mental illness shall be certified by a physician licensed to practice in the Commonwealth of Virginia mutually agreeable to both Parties. If there is no agreement on the selection of the physician, the Bank shall select on physician and Executive shall select on physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on the determination of such physical or mental disability shall control.
(e)    "Good Reason" shall mean any of the following events set forth in this definition of "Good Reason," each without Executive's prior consent:
i.    a material diminution in Executive's duties or responsibilities, including the failure to re-appoint Executive to the officer position set forth under Section 3.1, except in connection with Executive's death, Disability, termination for Just Cause (as hereinafter defined) or voluntary resignation other than for Good Reason;

ii.    a reduction in Executive's Base Salary (except for any reduction that is part of an employee or executive-wide reduction in pay) as set forth in Section 4.1 or the failure of the Bank to maintain Executive's participation under the Bank's employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which Executive participates; provided, however, the Bank may eliminate and/or modify existing employee benefit, retirement, or fringe benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all executives;
iii.    a liquidation or dissolution of the Bank other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of Executive;
iv.    a material breach of this Agreement by the Bank; or
v.    the relocation of Executive's principal place of employment to an office other than the one located in Section 7.1 of this Agreement, and which results in an increase in Executive's commute by twenty-five (25) miles or more.
(f)    "Just Cause" shall mean Executive's:
i.    willful act or omission that, in the judgment of the Board, has caused or will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank;
ii.    act or acts of dishonesty or fraud intended to result in enrichment or advantage to Executive or a third party at the expense of the Bank or through the use of assets of the Bank (including proprietary or confidential information);
iii.    willful failure (other than due to physical or mental incapacity) to carry out Executive's duties and responsibilities to the Bank, including any reasonable directions from the Board, within the standards of performance which could reasonably be expected of an executive working for a banking institution in a similar position, if such willful failure continues for forty-five (45) days or more after written notice of such failure is provided to Executive by the Bank;
iv.    willful failure or refusal (A) to comply with any material term or provision of this Agreement, (B) to adhere to the material terms of such employment-related policies or procedures as have been or may be established by the Bank, or (C) to execute and comply with the material terms of such instruments as may reasonably be requested by the Bank consistent with the foregoing clauses (A) and (B), including, without limitation, the Bank's rules and policies with respect to conduct and ethics;
v.    conviction or entry of a plea of guilty or nolo contendere or entry into a pretrial diversion program or similar program relating to a felony or any crime involving moral turpitude;

vi.    being subject to an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of Executive's employment with the Bank, unless Executive has appealed such order and such appeal is pending;
vii.    abuse of alcohol or any controlled substance in a manner that materially negatively affects Executive's performance or abilities at the Bank, whether or not such activity constitutes a crime; or
viii.    prohibition from employment with an FDIC-insured institution under applicable federal law.
(g)    "Termination Date" shall mean the date on which Executive's service to the Bank under this Agreement terminates pursuant to Sections 8.2, 8.3, 8.4, 8.5 and 8.6.
ARTICLE 2
EMPLOYMENT PERIOD
2.1    Term of Agreement
The term of this Agreement (the "Employment Period") shall commence on the Effective Date and will continue thereafter for a period of three (3) years. Commencing on the third anniversary of the Effective Date, and on each anniversary date thereafter, the term of the Agreement will extend for a period of one year, unless (a) the Bank provides Executive written notice of non-renewal ("Non-Renewal Notice") at least ninety (90) days prior to an anniversary date, or (b) the Agreement is terminated pursuant to the termination provisions contained in Article 8 below. If a Non-Renewal Notice is timely delivered to Executive, this Agreement shall terminate at the end of the then remaining term.
2.2    Annual Performance Evaluation
On a calendar year basis, the Bank shall conduct an annual performance evaluation of Executive, no later than ninety (90) days following each calendar year end, the results of which will be communicated to Executive.
2.3    Continued Employment Following Termination of Employment Period
Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period.

ARTICLE 3
POSITION AND DUTIES
3.1    Title; Responsibility
Executive shall serve as the Chief Financial Officer of the Bank and shall perform such administrative and management services as customarily performed by persons in similar executive capacities and as may be reasonably assigned from time to time by the Board. In his capacity as Chief Financial Officer, Executive will report directly to the Chief Executive Officer. During the Employment Period, Executive also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.
3.2    Time Commitment
Subject to Section 6.1, Executive shall devote his full business time and attention to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.
ARTICLE 4
ANNUAL COMPENSATION
4.1    Annual Salary
In consideration for the services performed by Executive under this Agreement, the Bank shall pay to Executive an annual salary ("Base Salary'') of $350,000. The Base Salary will be paid by the Bank in approximately equal installments in accordance with the Bank's customary payroll practices. The Bank will review Executive's Base Salary at least annually and the Base Salary may be increased but may not be decreased ( other than as part of an across the board program affecting all executives) without Executive's consent (any increase in Base Salary will become the new "Base Salary" for purposes of this Agreement).
4.2    Incentive Compensation
Executive shall be entitled to participate at a level determined by the Board (or a committee thereof) in any annual incentive compensation or bonus plan as may be available from time to time to executive officers of the Bank, which participation shall be in accordance with the terms of such plans. Payment to Executive for any calendar year of incentive compensation or a bonus under such plans, if any, shall not be construed as an increase in Executive's Base Salary. Each annual cash bonus, if any, will be paid to Executive as a single lump sum cash payment (less required withholding) as soon as practicable after the last day of the applicable bonus period, but in no event later than March 15" of the calendar year following the year in which the last day of the performance period occurs (or as soon as administratively practicable thereafter).

4.3    Equity Compensation
Executive shall be entitled to participate in any equity or equity-based compensation plans that may be adopted by the Bank or any future holding company of the Bank (the "Company") and, as necessary, approved by the Bank's or the Company's stockholders, from time to time, under which awards may be granted to senior officers or employees of the Bank, which participation shall be in accordance with the terms and provisions of such plans and at a level determined by the Board or a committee thereof
ARTICLE 5
EMPLOYEE BENEFITS
5.1    Benefit Plans
During the Employment Period, Executive will be an employee of the Bank and will be entitled to participate in benefit plans sponsored and maintained by the Bank and generally made available to employees and/or executives; provided, however, such participation shall be in accordance with the terms of the benefit plans and programs and, for purposes of this Section 5.1, the Bank may amend, terminate, modify or reduce benefits provided under such benefit plans and programs provided the changes apply to all similarly-situated participants on an equivalent basis.
5.2    Paid Time Off
Executive shall be entitled to 30 days of paid time off ("PTO") each year during the Employment Period (inclusive of vacation time, sick leave and other personal leave), as well as holidays and certain other paid absences, in accordance with the Bank's policies and procedures for executive employees. All unused accrued PTO will be payable to Executive upon termination of employment.

ARTICLE 6
OUTSIDE ACTIVITIES AND BOARD MEMBERSHIPS
6.1    Outside Activities and Board Memberships
During the Employment Period, Executive shall not, directly or indirectly, provide services on behalf of any financial institution, any insurance company or agency, any mortgage or loan broker or any other entity or on behalf of any subsidiary or affiliate of any such entity engaged in the financial services industry, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire by reason of purchase during the Employment Period the ownership of more than 1 % of the outstanding equity interest in any such entity. Subject to the foregoing, and to Executive's right to continue to serve as a director or trustee of any business organization or entity as to which he was so serving on the Effective Date of this Agreement (as disclosed in writing to the Board), Executive may serve on boards of directors of unaffiliated, for-profit or not-for-profit entities, subject to prior approval of the Board. Except as specifically set forth herein, Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall Executive's outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.
ARTICLE 7
WORKING FACILITIES AND EXPENSES
7.1    Working Facilities
Executive's principal place of employment shall be at the Bank's headquarters office in Alexandria, Virginia.
7.2    Expenses
The Bank shall reimburse Executive for his ordinary and necessary business expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. Any such expense shall be reimbursed as soon as practicable and no later than two and one-half months following the end of the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.
ARTICLE 8
TERMINATION OF EMPLOYMENT
If Executive's employment pursuant to this Agreement terminates before the end of the Employment Period, then the rights and obligations of the Parties shall be determined hereunder.

8.1    All Terminations
In the event Executive's employment with the Bank terminates during the Employment Period for any reason and regardless as to whether or not Executive executes the Release as provided for in Section 8.9, the Bank shall pay Executive the sum of Executive's (a) earned but unpaid Base Salary, (b) any bonus earned for the prior calendar year under the Bank's Executive Variable Compensation Plan (or similar arrangement) that has not been paid as of the Termination Date, (c) business expenses that have not been reimbursed by the Bank, and (d) any accrued and unpaid PTO if such amounts have not been paid as of the Termination Date (the "Accrued Obligations"); provided, that notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of his compensation described in this clause, then for purposes of this Section 8.1, such election shall remain effective and such portion shall not be considered as part of the "Accrued Obligations" but shall instead be an "Other Benefit" (as defined below).
8.2    Termination for Just Cause
The Bank may immediately terminate Executive's employment at any time for Just Cause. Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date for Just Cause. For purposes of this section, no act, or failure to act, on Executive's part shall () be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Bank.
8.3    Termination for Good Reason or Termination Without Just Cause
(a)    Termination for Good Reason or Termination Without Just Cause. Executive may voluntarily resign from employment with the Bank for Good Reason during the Employment Period, but only if Executive has, within ninety (90) days after the first incidence of the particular event, given the Bank written notice detailing the event alleged to constitute Good Reason and the Bank has not cured the event within thirty (30) days after receiving such notice from Executive (but the Bank may elect to waive such thirty (30) day period). The Bank may terminate Executive's employment without Just Cause, provided that such termination of employment constitutes a "Separation from Service" within the meaning of Section 409A of the Code ("Section 409A") and the Treasury regulations promulgated thereunder. In the event Executive terminates employment with Good Reason or the Bank terminates Executive's employment without Just Cause, Executive will be entitled to the severance benefits set forth in Section 8.3(b); provided, however, that if the termination of employment occurs within two years after a Change in Control, the severance benefits will be determined as set forth in Section 8.5.
(b)    Severance Pay. Upon Executive's termination of employment in accordance with Section 8.3(a), the Bank shall pay to Executive (or, in the event of Executive's death after the termination of employment has occurred in accordance with Section 8.3(a), the Bank shall pay to Executive's surviving spouse, beneficiary or estate) an amount equal to the following:
(i)    the Accrued Obligations as set forth in Section 8.1;

(ii)    the amount equal to the product of (A) two and (B) the sum of (I) Executive's Base Salary at the Termination Date and (II) a cash bonus equal to 40% multiplied by Executive's Base Salary at the Termination Date (the "Target Cash Bonus"); and
(iii)    provided that Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), commencing with the first month following the Termination Date, reimbursement of 100% of the COBRA health care costs by the Bank for up to twelve (12) consecutive months, or if less, for the period for which Executive has elected COBRA coverage.
8.4    Voluntary Resignation Without Good Reason
Executive may voluntarily resign without Good Reason after giving sixty (60) days' prior written notice to the Bank provided, however, that the Bank may accelerate the Termination Date upon receipt of written notice of the Executive's resignation. If Executive terminates his employment without Good Reason, Executive will be entitled to no other payment or compensation of any kind except for the Accrued Obligations as set forth in Section 8 .1 and any Other Benefits (as defined in Section 8.7) to which he may be entitled.
8.5    Termination Due to a Change in Control
If within the period ending two years after a Change in Control (a) the Bank terminates Executive's employment without Just Cause, or (b) Executive voluntarily terminates his employment for Good Reason, the Bank shall pay Executive within thirty (30) business days following the Termination Date, an amount equal to the following:
(i)    the Accrued Obligations as set forth in Section 8 .1; and
(ii)    the amount equal to the product of (A) 2.99 and (B) the sum of (I) Executive's Base Salary at the Termination Date and (II) the Targeted Cash Bonus; and
(iii)    an amount equal to the product of (A) 100% of the monthly COBRA premium payments in effect for Executive under the Bank's group health plan as of the Termination Date (whether or not Executive actually elected COBRA), times (B) 18.
8.6    Termination due to Death or Disability
In the case of a termination of Executive's employment due to death or Disability, Executive shall be entitled to the following from the Bank:
(a)    benefits under any applicable short-term and/or long-term disability insurance plan,
(b)    the Accrued Obligations as set forth in Section 8.1, and

(c)    an amount equal to the product (i) the Target Cash Bonus, and (ii) a fraction, with the numerator equal to the number of days in the then current calendar year through the Termination Date and the denominator equal to 365.
8. 7    Other Benefits
If Executive receives payments and benefits pursuant to Article 8 of this Agreement, Executive shall not be entitled to any duplicative severance pay or duplicative benefits under any severance plan, program or policy of the Bank, unless otherwise specifically provided therein in a specific reference to this Agreement. To the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, contract or agreement of the Bank (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits") in accordance with the terms of the underlying plans or agreements. If Executive's employment terminates pursuant to Sections 8.3, 8.5 or 8.6, and unless otherwise provided in the applicable award agreement, any unvested restricted stock (or similar) awards subject to time-based vesting shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement, and (b) any unvested performance stock (or similar) awards shall become fully and immediately vested based on actual performance and if actual performance is not determinable, at target, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.
8.8    Timing of Severance Payments
Any cash payments pursuant to this Article 8 shall be made in a lump sum within thirty (30) business days following the Termination Date less applicable withholding taxes. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment with the Bank or following a Change in Control. Notwithstanding anything herein to the contrary, if Executive is a Specified Employee, as defined in Code Section 409A, and if any payment to be made under Article 8 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service pursuant to Treasury regulation Section 1.409A-l(b)(9)(iii).

8.9    Release Agreement
Notwithstanding anything in this Agreement to the contrary, Executive will not receive any payments or benefits under this Article 8, other than those set forth in Section 8.6 and the Accrued Obligations and Other Benefits, unless and until Executive executes a release of claims (the "Release") against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60" day following the Termination Date, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments will be paid, or commence, in the second calendar year.
ARTICLE 9
CONFIDENTIALITY; NON-SOLICITATION; NON-COMPETITION; POST-
TERMINATION COOPERATION; NON-DISPARAGEMENT
9.1    Confidentiality
Unless Executive obtains prior written consent from the Bank, Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank or any entity which is a subsidiary or affiliate of the Bank or of which the Bank is a subsidiary or affiliate, any material document or information obtained from the Bank or from any of its respective parents, subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be confidential or material (or becomes so ascertainable or available); provided, however, that nothing in this Section 9.1 shall prevent Executive, with or without the Bank's consent, from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 0r the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation.
9.2    Non-Solicitation; Non-Competition; Post-Termination Cooperation; Non- Disparagement
(a)    Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the bank, he shall not, without the written consent of the Bank either directly or indirectly:
(h)    Solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or any of its direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Bank has business operations or has filed an application for regulatory approval to establish an office; provided, however, that this subsection () shall not prohibit general solicitations in any medium not specifically directed at officers or employees of the Bank or its subsidiaries or affiliates; or
(ii)    solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.
(b)    Executive hereby covenants and agrees that following any termination of employment, he shall not, without the written consent of the Bank, either directly or indirectly: become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has its headquarters within a straight-line distance of fifty (50) miles from the Bank's location at 100 S. Fairfax Street, Alexandria, Virginia 22314. This restriction shall apply for one year following termination.
(c)    Executive shall, upon reasonable notice, furnish such information and assistance to the Bank, as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any of its subsidiaries or affiliates. Any assistance under this Section 9.2(c) shall not unreasonably interfere with Executive's personal or business affairs. The Bank shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling the obligations of this Section 9.2(c). To the extent Executive's cooperation is requested at any point following the Employment Period, the Bank will pay Executive a reasonable hourly or per diem fee (calculated based on Executive's most recent Base Salary under this Agreement) for Executive's services that exceed either two (2) hours in a calendar month or five (5) hours in a calendar year.
(d) Executive agrees not to disparage or defame in any manner, whether directly or indirectly, the Bank or its affiliates, officers, directors, owners, representatives, employees, products or services, and the Bank agrees not to disparage or defame in any manner, whether directly or indirectly, Executive, in each case at any time during the Employment Period or at any time following termination of employment.
(e)    All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Article 9. The Parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Article 9, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
(f)    Notwithstanding the foregoing, if Executive's employment is terminated following a Change in Control, the period of time that the non-solicitation and non-competition restrictions set forth in this Section 9.2(a) and (b) shall apply following such termination of employment shall be governed by 10.8 of this Agreement.
ARTICLE 10
GENERAL
10.1    Regulatory Requirements
(a)    Notwithstanding anything herein contained to the contrary, any payments or other provision of benefits to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(b)    Notwithstanding any other provision in this Agreement, (i) the Bank may terminate or suspend this Agreement and the employment of Executive hereunder, as if such termination were a termination for Just Cause under Section 8.2 hereof, to the extent required by federal or state laws or regulations related to banking, to deposit insurance or bank holding companies or by regulations or orders issued by the Federal Deposit Insurance Corporation or the Virginia Bureau of Financial Institutions and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank's burden to prove that any such action was so required.
10.2    Arbitration; Legal Fees
(a)    In the event that any dispute should arise between the Parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the Parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association ("AAA") applicable to commercial arbitrations (the "Rules") except as modified by this Section. Executive shall appoint one arbitrator, the Bank shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the Parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The Parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting Party's arbitrator, and the two arbitrators shall select the third arbitrator within fifteen

(15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the Parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the applicable state law. Any hearings in the arbitration shall be held in the City of Alexandra, Virginia, unless the Parties agree on a different venue, and shall be private and not open to the public. Each Party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the Parties. The other costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.
(b)    Legal Fees and Other Expenses. If Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Bank, provided that such payment or reimbursement is made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in Executive's favor.
10.3    Indemnification and Insurance
The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, that the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C.§1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
10.4    Notices
The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 10.4. Any notice or other communication given pursuant to the provisions of this Section 10.4 shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the Party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile, upon electronic confirmation of receipt, (d) if sent by email, when transmitted to the appropriate email address, provided that no "error" message or other notification of non-delivery is generated, and (e) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to Executive:	At the last address (including email address) on file with the Bank

If to the Bank:	Burke & Herbert Bank & Trust Company
100 South Fairfax Street
Alexandria, Virginia 22314
Attention: Corporate Secretary
10.5    Amendment
No modifications of this Agreement shall be valid unless made in writing and signed by the Parties hereto.
10.6    Miscellaneous
(a)    Notice of Termination. Any termination of Executive's employment by the Bank shall be communicated in writing to Executive, and any voluntary termination of employment by Executive shall be communicated in writing to the Bank.
(b)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Executive, his legal representatives and estate and intestate distributees, and the Bank, its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Any such successor of the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank, and Executive's obligations hereunder shall continue in favor of such successor.
(c)    Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
(d)    Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the Party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
(e)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
(f)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts oflaw principles, except to the extent governed by federal law in which case federal law shall govern.
(g)    Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or Section. Any reference to an Article or Section number shall refer to an Article or Section of this Agreement, unless otherwise specified.
(h)    Entire Agreement. This instrument contains the entire agreement of the Parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Prior Agreement.
10. 7    Section 409A
It is the intention of the Parties that the benefits and rights to which Executive could be entitled pursuant to this Agreement be exempt from or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409 A. If either Party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other Party and both Parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Executive). No Party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive's employment shall be made unless and until Executive incurs a "Separation from Service" within the meaning of Section 409 A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," "separation from service" or like terms shall mean Separation from Service. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A,and any payments described in this Agreement that are due within the "short term deferral period" as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

10.8    Tax Matters
(a)    If Executive's employment is terminated following a Change in Control, the non• competition and non-solicitation restrictions set forth in Sections 9.2(a) and 9.2(b) of this Agreement shall apply for the period of time mutually agreed to by the Parties, and in no event shall the time period be less than six months or exceed two years. The Bank and Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Sections 9.2(a) and 9.2(b) have value, and (ii) the value shall be recognized in any calculations the Bank and Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code ("Section 280G"), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Sections 8.5(ii) and 8.5(iii) of this Agreement, to the fair value of the non-solicitation and non-competition restriction under Sections 9.2(a) and 9.2(b) of this Agreement (the "Appraised Value"). The Bank, at the Bank's expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control. The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section280G, will be reduced by the Appraised Value.
(b)    After taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section280G(b)(2)), whether paid or payable pursuant to Section 8.5 of this Agreement or otherwise (the "Change in Control Benefits") would subject Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the "Payments") shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the "Reduced Amount''); provided that, to the extent consistent with Code Section 409A, the method of reduction shall be determined by Executive. Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that Executive would receive, on a net after-tax benefit, if Executive is paid the Reduced Amount under the Agreement.
(c)    Unless otherwise agreed in writing by the Parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 10.8 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Bank and Executive (the "Firm") whose determination will be conclusive and binding on all Parties. The Bank shall pay all fees charged by the Firm for this purpose. The Bank and Executive shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Bank shall promptly give (or cause the Firm-to give) Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 10.8 shall be made as soon as reasonably practicable and in no event later than thirty (30) days prior to the Termination Date.
10.9    Advice of Counsel
Executive acknowledges that he has had the opportunity to be represented by counsel in the negotiation of this Agreement and is fully aware of his rights and obligations under this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Bank and Executive have duly executed this Agreement as of the day and year first written above.

Roy E. Halyama

By:	/s/ Roy E. Halyama

Burke & Herbert Bank & Trust Company

By:	/s/ David P. Boyle
For the Bank

David P. Boyle